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Exhibit 4.5

ASSET PURCHASE AND SALE AGREEMENT

Madrid, March 27, 2003

With the intervention of Notary Public Mr. Manuel Rodríguez Marin, a member of the Notary Association of Madrid, whose practice and public authority are in the commercial district of Alcobendas.

BY AND BETWEEN

PARTY OF THE FIRST PART,

ENDESA DISTRIBUCIÓN ELÉCTRICA, S.L., a company established in Spain, with registered address in Madrid, calle Príncipe de Vergara 187, with C.I.F. number B-82846817, herein represented by Mr. José Luis Marín López-Otero.

Hereinafter, ENDESA DISTRIBUCIÓN ELÉCTRICA, S.L. shall be called without distinction, the "Seller" or "Endesa Distribución."

AND PARTY OF THE SECOND PART,

RED ELÉCTRICA DE ESPAÑA, S.A., a company with registered address in Alcobendas, Madrid, Paseo del Conde de los Gaitanes 177, and C.I.F. A-78003662, herein represented by Mr. Victoriano Casajús Díaz.

Hereinafter, RED ELÉCTRICA DE ESPAÑA, S.A. shall be called without distinction, the "Buyer" or "Red Eléctrica."

The Seller and Buyer shall be jointly called the "Parties," and each one a "Party."

The Parties, as they appear herein, mutually recognize each other's capacity to commit under the terms of the present agreement (hereinafter, the "Agreement"), and

WHEREAS:

I.
Endesa Distribución is a company whose corporate objective in part includes the electricity carrier business in Spain under the terms described in Spanish Electricity Sector Law 54/1997 and other regulations implementing it.

II.
In order to carry out its business, Endesa Distribución is the owner, among other things, of the energy carrier assets described in Exhibit I to the present document (hereinafter, "the Assets").

  The Assets listed in Exhibit I expressly include (i) the audited Carrier Facilities that were taken into consideration to determine the cost allocated to the carrier business in 1998, as established in Royal Decree 2819/1998 of December 23, which regulates the electricity carrier and distribution businesses contained in the letter of June 15, 1999, signed by the Assistant Director General of Electricity and which, given the treatment of their compensation, constitute a whole for the effects of the Agreement; (ii) those whose compensation was subsequently recognized by the Government; (iii) the facilities whose entry into operation into operation [sic] pursuant to the Purchase and Sale Promise Agreement (as defined below) was planned during fiscal year 2002; (iv) the works in progress whose entry into operation, pursuant to the provision of the Purchase and Sale Promise Agreement, was planned for before December 31, 2003, serving as a basis for calculating the compensation corresponding to 2004; and (v) the works performed in relation to the Forum 2004 facility under the terms derived from the Agreement.

III.
Red Eléctrica is also a company whose corporate objective includes the electricity carrier business in Spain, under the terms described in Spanish Electric Sector Law 54/1997 and other regulations implementing it. Red Eléctrica is, at the date of the Agreement, the Operator of the Spanish

  Electricity System, and is also the owner and operator of assets of a nature similar to those to which this Agreement refers.

IV.
On November 4, 2002, both parties signed a Purchase and Sale Promise Agreement for the Assets (hereinafter the "Purchase and Sale Promise Agreement") in respect of which Endesa Distribución committed to transferring, and Red Eléctrica to acquiring the Assets, once the conditions detailed in Clause 2 of such Purchase and Sale Promise Agreement, consisting of the following, were met:

(i)
administrative authorization on the part of the General Electricity and Mines Policy Office of the Ministry of the Economy (hereinafter "DGPEM") for the sale of the Assets to the Buyer, pursuant to the provisions of Article 36 of Law 54/1997, of November 27, and 133 and subsequent of Royal Decree 1955/2000, of December 1, which regulate carrier, distribution, marketing, and supply activities, and the procedure for authorizing electricity facilities;

(ii)
the express or presumed statements of the Spanish authorities regarding competition, their non-opposition to the transaction, all pursuant to the provisions of Chapter II of Antitrust Law 16/1989, of July 17 (hereinafter "Law 16/1989") and other regulations for the implementation thereof; and

(iii)
the appropriate authorizations or ratifications of the Purchase and Sale Promise Agreement, respectively, on the part of the corresponding management authorities of Endesa, S.A. and Endesa Distribución, as well as of Red Eléctrica.

V.
On November 13 and 14, 2002, respectively, the management bodies of Red Eléctrica and Endesa Distribución authorized the purchase and sale governed in the Purchase and Sale Promise Agreement.

VI.
On January 9, 2003, the Antitrust Office of the Ministry of the Economy authorized the transfer of the Assets by Endesa Distribución to Red Eléctrica, thus complying with the condition described in section (ii) of recital point IV, above.

VII.
On March 20, 2004, DGPEM authorized, conditioned upon the formalization by the Parties of the amendment proposal which they had previously sent to it, the transfer of the assets set forth in the Purchase and Sale Promise Agreement, pursuant to the system set forth in Article 133 of Royal Decree 1955/2000, of December 1. A copy of such authorization is included as Exhibit II.

VIII.
In no case may the formalization of the present Agreement prevent, restrict or modify the rights of Endesa Distribución to perform electricity carrier activities or to use its assets pursuant to the rules and regulations prevailing at any particular time.

IX.
It is evidenced that, for various reasons, as of the Agreement date Red Eléctrica has not been able to undertake a review of the physical and legal condition of the Assets.

X.
Wherefore, the Seller wishes to sell and to transfer to the Buyer, which wishes to buy and acquire, the Assets, for which both parties sign the present ASSET PURCHASE AND SALE AGREEMENT, pursuant to the following:

STIPULATIONS

1.
PURPOSE OF THE AGREEMENT

1.1
Subject to the terms and conditions of the present Agreement, the Buyer buys from the Seller, which sells, the Assets in an adequate state of operation and functioning (except the assets in progress indicated in Stipulation 1.7), as well as any other asset or complementary or accessory right thereto required for such operation and functioning.

  Pursuant to the present Purchase and Sale, the Buyer will begin to receive, effective January 1, 2003, all the compensation which, from the carrier business, would have pertained to the Seller in 2003 as a function of (i) the correction of the compensation for fiscal year 2002; (ii) as well as the compensation for the facilities that entered operation during fiscal year 2002, with the exception of the compensation pertaining to the recognized investments in control offices from the years 1998, 1999, 2000 and 2001. The control offices which the Seller owns are not subject to transfer, although their use in the operation of the Assets shall remain through the end of 2006.

1.2
Supplementary to the obligation to deliver the Assets, and inasmuch as the Buyer is not in a position, as of the date of this Agreement, to proceed in the short-term to undertake on its own the operation and maintenance of the Assets, Endesa Distribución shall proceed to undertake operation and maintenance for a period of three (3) years calculated from this moment. The operation and maintenance shall be undertaken by Endesa Distribución, or any other company pertaining to its same group of companies, pursuant to the prescriptions and scopes contained in Exhibit III of the present Agreement.

  Once such three (3) year period has ended, Red Eléctrica shall take charge of the operation and maintenance activities. The Parties agree that, to facilitate the assumption of such activities, the Seller shall provide the Buyer with technical assistance and advisory services for an additional one (1) year period, under the terms and pursuant to the provisions of the aforementioned Exhibit III. Such technical service and advisory services may be performed, at the option of the Seller, by it or by third parties, the Buyer bearing the cost of such third-party intervention agreed in advance by the Parties.

1.3
The rules stated below shall be applicable in relation to the land on which the electric Substations sit.

1.3.1
Lands on which Substations that exclusively perform carrier functions sit:

    These shall be conveyed to the Buyer as an integral part of the Assets, all subject to the following conditions:

    a)
    That part of the land which is not strictly required for the carrier activity shall be separated out in advance, and it shall remain the Seller's property.

    b)
    If Red Eléctrica were to release the conveyed land as unnecessary in the future for its carrier business, it shall revert to the Seller, this reversion having the character of a resale agreement, the parties undertaking to implement it in the precise manner for it to have access to the Property Registry and to be enforceable against third parties. No consideration whatsoever payable by the Seller shall be applicable at the time of such reversion shall be applicable, inasmuch as this is deemed included in the overall consideration for the transaction covered by this Agreement. The Seller shall bear the costs and taxes derived from such formalization and reversion, the Buyer undertaking to this end to waive such exemption from Value-Added Tax (V.A.T.) as might be applicable.

    c)
    The Buyer undertakes not to deny its consent unreasonably for the corresponding replacement or burying of the substations at the Seller's cost when it so requests in order to proceed with exploitation for other purposes of the land on which they are located.

    d)
    Lands on which carrier facilities are jointly located with those of other activities:

    1.3.2.1
    If the separation of the land occupied exclusively by carrier facilities is technically and legally possible, without disturbing the distribution activities, the Seller shall proceed to perform the separation of such land, at the Buyer's expense, conveying it to the Buyer as an integral part of the Assets, with the conditions established in sections a), b), and c), above, also being applicable.

      1.3.2.2
      If the separation of the land occupied exclusively by carrier facilities is not technically and legally possible, without disturbing the distribution activities, Endesa Distribución grants Red Eléctrica a right to use for the life of each facility, both parties further undertaken to establish such rights as are necessary for the use of and access to their respective facilities. For such use Endesa Distribución shall only pass through to Red Eléctrica the proportional part of the taxes directly derived from ownership of the land, corresponding to the part occupied by the Buyer.

  1.3.2
  In no case shall the residual value of the land cited in sections 1.3.1 and 1.3.2.1, above, nor improvements for its development, be deemed included in the conveyance thereof.

  1.3.3
  The rights the Seller reserves with respect to the management and use of the land for purposes other than the electricity business and exploitation of any space released, may in no way prejudice the Buyer with respect to the electricity operations of the Assets, and they shall have to be exercised with respect to the provisions of Royal Decree 1955/2002, in terms of the authorization processes to be undertaken by the owners of the facilities.

  1.3.4
  Both parties undertake to take the steps necessary to ensure the priority and electrical operations of the Assets, in order to guarantee at all times the continuity, safety and technical and economic efficiency of the electricity supply.

1.4
Endesa Distribución undertakes prior to June 27, 2003, except for delays due to administrative or third-party actions, to identify the lands cited in sections 1.3.1 and 1.3.2.1, above, reporting such to Red Eléctrica in such term, and both parties shall immediately proceed to formalize the effective conveyance thereof, upon performance, if applicable, of the separation of lands cited in section 1.3.2.1 The parties state that the conveyance price for such land is included in the Purchase Price.

  Likewise, the right of use established in section 1.3.2.2 shall extend to the land cited in sections 1.3.1 and 1.3.2.1, until the effective conveyance thereof has occurred.

  Likewise, on the land where carrier facilities and facilities for other activities are jointly located, if an expansion of the existing facilities is required and provided that such were legally and technically possible, each of the Parties shall allow the other to use such additional land as may be necessary, pursuant to the consideration which in each case they agree.

1.5
Ownership of the fiber optics included in the Assets is transferred. However, Endesa Distribución reserves for itself, for any other company in its group and for Netco Redes, S.A. (hereinafter "Netco"), and Red Eléctrica so acknowledges, for a period of 99 years, the right to (i) use and enjoy the currently- installed fiber optics; and (ii) to exploit the telecommunications capacity of the Assets by applying any technology currently existing or which might be developed in the future. Likewise Red Eléctrica undertakes to develop or deploy on the Assets such fiber optics lines or networks as Endesa Distribución requests, the latter bearing the cost of such developments, for the use and exploitation thereof by Endesa Distribución for a period of 99 years from the installation thereof. To that end, the authorization procedures established in Royal Decree 1955/2000 shall be followed. Ownership of the fiber optics network developments shall pertain to Red Eléctrica and Endesa Distribución shall have the rights to use, enjoy and exploit these developments as indicated in (i) and (ii), above. The aforementioned rights of Endesa Distribución include telecommunications operations and access to the Assets, to the extent necessary.

  Endesa Distribución may assign in whole or in part to third parties, the rights cited in the preceding paragraph.

  For its part, Red Eléctrica may deploy, at its cost and taking ownership thereof, and use telecommunications lines and/or networks on the Assets and use and exploit the capacity thereof for telecommunications by applying any technology currently in existence or which may be developed in the future, without diminishing the rights acquired by third parties pursuant to the use and easement assignment agreement dated June 4, 1997 by and among various companies of the Endesa and Netco group, as amended according to the determinations of the antitrust authorities. To this latter end, the Seller has delivered to the Buyer a draft agreement amending the prior contract that includes the current terms of negotiation among the parties, a copy of which is attached as Exhibit IV to this Agreement. The negotiation of any other point or the amendment of such agreement in a different sense, may not be undertaken without consent by the Buyer. The Parties undertake to negotiate in good faith a satisfactory solution to any possible contradiction between the foregoing and other of Red Eléctrica's commitments pursuant to the usage and easement assignment agreement of June 4, 1997 by and between Red Eléctrica and Netco and its March 13, 2000 amendment, all pursuant to the provisions established by the regulations applicable from time to time. Endesa Distribución undertakes with respect to the Buyer to make its best effort with a view toward the peaceful exercise of the rights cited in this paragraph, and to take such steps as are within its reach with Netco to that end. The Buyer may exercise the rights contemplated in this paragraph either directly, or through any other company in its group under the sense of Article 4 of the Securities Market Act.

  The exercise of the rights cited in the present stipulation 1.5 shall occur guaranteeing the correct functioning of the carrier network and the perfect performance of the Buyer's activities. The parties shall take the measures necessary to assure the priority and electrical operations of the telecommunications facilities allocated to the electricity service, guaranteeing at all times the continuity, safety, technical and economic efficiency thereof. The telecommunications activities shall not disturb at any time the proper functioning of the carrier network. Wherefore, such contracts as have been signed by the different companies of the Endesa group with third parties on any aspect related to the fiber optics network, may in no way violate the aforementioned principles. In terms of the maintenance of the elements on which the preceding authorities are exercised, Endesa Distribución shall perform such, itself or through third parties, for the period during which the operation and maintenance tasks are performed pursuant to section 1.2. Upon expiration of such period, the maintenance functions shall be performed by Red Eléctrica under market terms and conditions agreed by the Parties."

1.6
Endesa Distribución reserves the right to develop its own carrier network pursuant to current regulations.

1.7
Assets in progress as of date of this Agreement which are covered hereby and whose entry into operation pursuant to the provisions of the Purchase and Sale Promise Agreement was planned for fiscal year 2003 or thereafter, shall be conveyed prior to June 30, 2003, for the value of the investment made, which shall not be less than fifteen million euros (€15,000,000) in total. The detailed list of assets in progress is set forth in Exhibit V. The conveyance of these assets shall be included in the Purchase Price, the works being completed by the Buyer at its expense, in such manner as it decides, provided that this method of completion is technically and legally possible and provided that this does not imply harm to the Seller.

  The assets in progress consisting of repair and improvement works, without having a related right of compensation, are also subject to transfer, being valued at their cost by the Seller at December 31, 2002 for their transfer to the Buyer, without the latter paying any additional amount whatsoever for such. Such valuation shall not be less than fifteen million euros (€15,000,000) in total. The detailed list of the assets in progress cited in this section and the valuation thereof were delivered do the Buyer and such list is attached to the present Agreement as Exhibit VI. The works shall be completed by the Buyer, at its expense, in the manner that it decides, provided that this method of completion is technically and legally possible and provided that that does not imply harm to the Seller.

2.
FINANCIAL CONDITIONS

2.1
Purchase Price

  The price for the Purchase and Sale of the Assets amounts to nine hundred fifty million euros (€950,000,000) (the "Purchase Price").

2.2
Advance

  The Seller states that on November 18, 2002, it received, pursuant to the provisions of Clause 3.2 of the Purchase and Sale Promise Agreement, the amount of twenty million euros (€20,000,000) as an advance or signal (hereinafter, the "Advance") plus the corresponding Value-Added Tax (V.A.T.).

2.3
Interim Payment

  The Seller states that on December 30, 2002, pursuant to the provisions of Clause 3.3 of the Purchase and Sale Promise Agreement, it received the amount of four hundred sixty-five million euros (€465,000,000) as an interim payment against the Purchase Price (hereinafter "Interim Payment") plus the corresponding Value-Added Tax (V.A.T.).

  For its part, the Buyer states that it received on such date three bank first-request bank guaranties issued by [    ], pursuant to the provisions of Clause 6.3 of the Purchase and Sale Promise Agreement.

  In virtue of signing the present Agreement and having met the guaranty conditions by which it was granted, the Buyer returns, in the very act of signing, the aforementioned guaranties.

2.4
Final Payment of the Purchase Price

  On the date the present Agreement is signed and in virtue of the provisions of Stipulation 3.4 of the Purchase and Sale Promise Agreement, the Buyer pays the Purchase Price, less the Advance and less the Interim Payment (hereinafter, the "Final Payment of the Purchase Price"), that is to say, four hundred sixty-five million euros (€465,000,000), plus seventy-four million four hundred thousand (€74,400,000) euros as Value-Added Tax (V.A.T.), and the interest indicated in Stipulation 2.7 (a).

  Likewise the Buyer pays four million one hundred sixty-six thousand six hundred sixty-six (4,166,666) euros for the first two monthly installments of the O&M price plus six hundred sixty-six thousand six hundred sixty-six euros and fifty-six cents (666,666.56 euros) as Value-Added Tax (V.A.T.).

  Payment of the amounts cited in the two preceding paragraphs is made by bank transfer available on March 28, 2003, with a value-date of that same day, made by the Buyer to the Seller in current account number C.C.C. 0182-3994-01-01000235564, which the latter has indicated to that end, for the amount thereof in euros net of expenses and charges. The Seller states that it has received the total amount of five hundred forty-five million one hundred seventy-eight thousand eight hundred twenty-nine euros and thirty-four cents) as Final Payment of the Purchase and Sale Price, the aforementioned interest and the first two monthly payments of the O&M Price to its full satisfaction, without prejudice to the proper conclusion of the transfer.

2.5
O&M Price

  Compensation for the provision of the operating and maintenance services and the technical assistance and advisory services cited in Stipulation 1.2 is established in the amount of one hundred two million five hundred thirty thousand euros (€102,530,000) (the "O&M Price").

  The O&M Price is distributed in four annual installments, the first three in the amount of twenty-five million euros (€25,000,000) each, and the fourth in he amount of twenty-seven million five hundred thirty thousand euros (€27,530,000).

  The Parties expressly agree that a reduction in the term for the provision of the operating and maintenance services and the technical assistance and advisory services cited in Stipulation 1.2, for a reason other than the will of the Seller, shall not cause any reduction whatsoever in the O&M Price payable by the Buyer to the Seller, nor a renegotiation of the terms and conditions of the Agreement.

  The O&M Price shall be paid by the Buyer to the Seller in:

  i.
  Thirty-six (36) equal monthly payments of two million eighty-three thousand three hundred thirty-three euros (i2,083,333) each, plus the corresponding Value-Added Tax (V.A.T.), per month in arrears during the first ten (10) business days of each month, upon presentation of an invoice by the Seller, to be calculated from February 1, 2003, by bank transfer in immediately available funds with a value-date of the same day, to be paid by the Buyer to the Seller in such current accounts as it shall have to indicate to it, for the amount thereof in euros net of expenses and charges.

  ii.
  Twelve (12) equal monthly payments of two million two hundred ninety-four thousand one hundred sixty-seven euros (i2,294,167) each, plus the corresponding Value-Added Tax (V.A.T.), per month in arrears during the first ten (10) business days of each month, upon presentation of an invoice by the Seller, from February 1, 2006, by bank transfer in immediately available funds with a value-date of the same day, to be paid by the Buyer to the Seller in such current accounts as it shall have to indicate to it, for the amount thereof in euros net of expenses and charges.

2.6
Change in the Consideration

  If, within the three (3) years after the date of the Purchase and Sale Promise Agreement, the Buyer acquires, directly or indirectly, assets that form part of an electricity carrier network with a scope similar to that of the present Agreement, that is to say, which involves a substantial part of the carrier networks of the five largest electricity carrier operators on the Peninsula (excluding Red Eléctrica), such being construed as more than 50% of that operator's carrier facilities (with respect to (i) scope of the transferred assets, (ii) purchase and sale price of the assets, and (iii) maintenance agreement conditions) which, taken as a whole, are more favorable to the conveyor in the other transaction ("Comparable Transaction"), the Seller may then demand an adjustment of the conditions of the present transaction as regulated below:

  a)
  When the Buyer undertakes a Comparable Transaction, it shall provide the Seller with such data as the Seller requires to make the comparison, fully respecting the confidentiality commitments previously assumed with third parties.

  b)
  If the Seller believes that this Stipulation is applicable, the Seller shall so notify the Buyer, within a period of three months, valuing the adjustment as it deems appropriate.

  c)
  If the Seller deems that the information provided is insufficient to make the valuation, it shall so notify the Buyer for it to deliver the relevant documentation on the Comparable Transaction to the auditor cited below.

  d)
  If a dispute exists on the appropriateness or amount of the adjustment requested by the Seller, the parties shall submit such dispute to an audit firm selected (i) by joint agreement of the parties, or in the absence of an agreement; (ii) by a drawing among the three largest firms in Spain by sales, excluding to these ends such as audit or have audited any of the two parties in the last three years.

  e)
  The auditor shall issue an opinion on (i) the appropriateness or lack of appropriateness of the application of this Stipulation; (ii) the existence of more favorable conditions in the Comparable Transaction, regarding the aforementioned elements; (iii) the amount of the adjustment due, if applicable.

  f)
  The auditor's opinion issued for the foregoing effects shall have the nature set forth in Article 1.447 of the Civil Code and it shall be without prejudice to a review by the courts pursuant to Stipulation 12 of the present Agreement, subject to prior performance of the provisions of paragraph (h), below.

  g)
  The cost of the auditor's involvement shall be paid by both Parties, one-half each, except if its opinion states that, pursuant to the information initially provided by the Seller, the application of this Stipulation was manifestly inappropriate, in which case it shall be paid by the Seller.

  h)
  Notwithstanding the different conditions between the compared transaction, such adjustment as, if applicable, may be appropriate in application of this Stipulation, shall be made in cash by paying or making escrow deposit [sic] for the amount agreed or determined by the auditor.

If the acquisition is made by taking an interest—majority or otherwise—in a joint venture, the adjustment shall be made for the proportional part which Red Eléctrica's interest represents in the object of the Comparable Transaction.

  This Stipulation shall also be applicable if the Buyer has undertaken a Comparable Transaction within a period of six (6) months prior to signing the Purchase and Sale Promise Agreement.

2.7
Notwithstanding the date the present Agreement is signed, its economic effect shall be retroactive in any case to January 1, 2003, without prejudice to the provisions of paragraph (a), below.

  Specifically:

  a)
  On the date the present Agreement is signed, the Buyer pays the Seller, pursuant to the provisions of Clause 5.1 of the Purchase and Sale Promise Agreement, nine hundred forty-five thousand four hundred ninety-six euros and seventy-eight cents (945,496.78 euros) resulting from applying the Value-Added Tax (V.A.T.) and the corresponding withholding tax on freed-up capital against the amount accrued as interest as a result of applying to the Final Payment of the Purchase Price for the period between March 3, 2003 and the date the present Agreement is signed (25 days), an annual interest rate equal to the Euribor rate (Euro Interbank Offered Rate) for 1-month deposits in euros as published on the "Euribor 01" screen at 11:00 a.m. Brussels time on January 1, 2003, or the next business day it is available. For any other applicable adjustment, the parties shall apply this same interest rate.

  b)
  The Seller shall keep the withholdings collected for ownership of the Assets pertaining to 2002, even if they are paid subsequent to January 1, 2003, and it shall pay the Buyer the amount of the compensation pertaining to 2003 and subsequent years, if it has collected them. The Parties shall notify the competent authority of this agreement and they shall make their best efforts in order for such compensation to be received by the Buyer directly with respect to 2003 and subsequent years. If the Seller has received such amounts, it shall pay the Buyer the interest accrued from the date received through the date of payment to the Buyer at the aforementioned interest rate.

2.8
Pursuant to the provisions established in Clause 5.3 of the Purchase and Sale Promise Agreement, in relation to the delivery by the Seller of all technical and legal documentation it has pertaining to the Assets, Red Eléctrica states that it has received from Endesa Distribución the documents indicated in the Transmittal Document signed by the parties on January 27, 2003, which is attached as Exhibit VII (and with respect to which, as well as the lists included in Exhibit s I, V and VI, Red Eléctrica may request such clarifications and additions as are necessary, which request shall be answered by Endesa Distribución within such time frame as the Parties agree in each case), the rest of the technical and legal documentation pertaining to the Assets remaining pending delivery, as well as the access codes, keys and other elements required to exploit the assets in accordance with the usual practice in the sector.

  Except for the technical documentation required to provide the operating and maintenance services, which shall be delivered insofar as Red Eléctrica assumes control of the Assets and in any case by no later than March 27, 2006, and to which Red Eléctrica shall have access whenever it requires, Endesa Distribución undertaking to keep it updated, both Parties agree that the delivery of the rest of the available documentation and elements required to exploit the Assets shall be undertaken within a period of 3 months from the signing of the present Agreement. Specifically, it shall deliver in the aforementioned period the existing documentation related to the administrative authorizations, support permits, statements of public utility, environmental impact statements and approvals for the works projects for the aforementioned Assets. Red Eléctrica may request such clarifications or additions as are necessary on the documentation that it receives.

  Likewise the Parties undertake to prepare an inventory of the communications elements (fiber optics, etc.) conveyed within a one-month period calculated from the date of the present Agreement.

3.
REPRESENTATIONS AND GUARANTIES

3.1
Seller's Representations and Guaranties

  The Seller confirms the veracity and accuracy of the statements and guaranties cited in this Stipulation, confirming those made in the Purchase and Sale Promise Agreement (except number 14 of those made in such agreement), and it shall be liable for them under the terms established in this agreement.

  The Seller represents and guaranties to the Buyer that:

  3.1.1
  General

  1.
  It is duly established and legally exists pursuant to the law of its place of establishment.

  2.
  It has full capacity to formalize and perform the present Agreement, that it does not violate its corporate bylaws or any legal or administrative provision to which it is obligated.

  3.
  Ownership of the Assets being exploited at December 31, 2001 has been giving the Seller the right to receive the compensation, as owner of the assets included in the carrier network.

  4.
  The Seller is the owner of the Assets and it has full rights, authorities and competencies and has taken all the acts required to comply with all its obligations derived from this Agreement and to sign all documents that must be signed on the date hereof.

  5.
  The Seller has not hidden any information related to the Assets that might be material in relation to the Purchase Price for a possible buyer.

  6.
  The Assets shall be sold in the current state of title and documentation, with the express obligation dispossession of the Seller if a third party claims ownership of any of the Assets.

  7.
  Endesa Distribución shall be liable for claims made against Red Eléctrica regarding the assets transferred provided that they have a cause of action prior to the signing of the present Agreement.

  8.
  As a result of the signing and performance of the provisions of the present Agreement, no breach shall be caused of any contract, agreement or obligation that binds the Seller in relation to the Assets that might adversely affect the Buyer.

  3.1.2
  Tax

  9.
  The Seller has complied with all its formal and material obligations of a tax nature in relation to or which might affect the Assets.

  3.1.3
  Environmental

  10.
  The Seller has been exploiting the Assets pursuant to applicable legal and regulatory provisions in environmental matters, in the usual manner in the electricity carrier industry, and it is unaware of any third party's having instituted procedures in virtue of such provisions that may materially and negatively affect the Buyer.

  3.1.4
  State of the Assets

  11.
  The Seller represents that all the assets are in an adequate state of upkeep and operation.

  12.
  The Assets are transferred free of real security interests.

    13.
    The Assets are not especially encumbered by any financing.

    14.
    As of today the Assets have been insured against all risks normally insured against by persons who perform activities of the type performed in the Assets; likewise, the Seller has signed all the civil liability insurance required to perform the activity for which the Assets are used.

  3.1.5
  Labor

  15.
  The Buyer does not assume any obligation nor is it subrogated in the position of the Seller in virtue of any past or present employment relationship signed by the Seller. Likewise, the Buyer shall not be responsible for the performance of any obligation to the labor authorities derived from such labor or Social Security relationships.

3.2
Buyer's Representations and Guaranties

        Buyer declares and warrants to Seller, that:

  i.
  It is duly established and legally exists pursuant to the law of its place of establishment.

  ii.
  It has full capacity to formalize and perform the present Agreement, that it does not violate its corporate bylaws or any legal or administrative provision to which it is obligated.

  iii.
  The Buyer is a company with considerable experience in the electricity industry, with knowledge of the electricity carrier business, including knowledge of all aspects of the Spanish regulatory framework.

  iv.
  It shall keep the Assets duly insured from the date of the present Agreement.

4.    INDEMNIFICATION

4.1
The Seller shall be liable to the Buyer only for such damage as is a direct result of a breach of the obligations established in this Agreement or the lack of truthfulness of the representations and guaranties made in the previous Stipulation, and the Buyer shall not have in any case a right to be indemnified for damages caused in relation to the facts or circumstances disclosed to the Buyer or known by it.

4.2
The obligation to indemnify contemplated in this stipulation shall remain in effect:

a)
during the legal prescription period for damages in terms of tax, labor and/or Social Security matters.

b)
for dispossession of the Assets until a sufficient time frame has elapsed for prescription of the affected Asset or the elapsion of the statute of limitations for third party rights, as a function of the respective nature.

c)
in terms of the rest, for a two (2) year period calculated from the date the present Agreement is signed.

        The prescription periods established above shall be interrupted and resumed pursuant to the provisions of Article 1973 and concordant of the Civil Code.

4.3
The obligation to indemnify the Buyer shall only be applicable in the case of claims with the Seller whose joint amount exceeds 0.5 percent of the Purchase Price. Therefore, the Seller shall only be liable for the excess beyond such amount.

4.4
The maximum indemnification from the Seller shall be limited to 100,000,000 (one hundred million) euros.

4.5
Notwithstanding the provisions of any other stipulations in this Agreement, the Seller shall not have any obligation whatsoever to indemnify with respect to damages that would not have occurred if it had not been for:

a)
actions or omissions by the Buyer

b)
the taking effect or adoption after today of any legal provision, decree, order, regulation or decision or administrative practice or modification of existing ones.

4.6
The Parties agree that all payments or indemnifications made by the Seller to the Buyer under the scope of the provisions of the present stipulation shall be deemed a reduction in the Purchase Price, modifying, when legally appropriate, the taxable basis of the Value-Added Tax.

5.    CONFIDENTIALITY

        Both Parties agree to maintain confidentiality and refrain from disclosing to third parties the transaction regulated by this Agreement and its existence and content, except when necessary to comply with applicable legal requirements, and specifically the rules and regulations of any Stock Exchange on which the securities of either Party or of any of the companies in the groups to which either Party belongs are listed, to which end the parties shall reach agreement on the content of any public statement.

        In any event, the continued validity of the Confidentiality Agreement signed by the Buyer and Endesa, S.A. on October 15 and 18, 2002 is ratified in accordance with its terms, insofar as they are not inconsistent with the provisions of this Stipulation.

        The Parties understand that the solemnization of this Agreement is a relevant act for the securities markets, and accordingly agree to jointly report it to the National Securities Market Commission.

6    RIGHT OF FIRST REFUSAL

        Red Eléctrica grants Endesa Distribución a right of first refusal to acquire the Assets for a term of ten (10) years from the date on which this Agreement is signed, in the event Red Eléctrica wishes to convey them subsequent to said date in whole or in part, one or more times, under any title, to another company. Said right of first refusal shall be governed by the following rules:

  a)
  If Red Eléctrica wishes to convey the Assets in whole or in part, it must first send a written communication to Endesa Distribución (the "Offering Communication"), which must include identification of the asset or assets to be conveyed, identification of the Buyer, and the special terms for the transaction.

  b)
  Endesa Distribución shall have a term of (1) one month from receipt of the Offering Communication in which to inform Red Eléctrica whether it wishes to acquire the offered assets or not.

  c)
  Once Endesa Distribución has indicated its decision not to acquire the assets, or upon the expiration of the aforementioned one-month term in the absence of a communication in which Endesa Distribución informs Red Eléctrica of its intention to exercise its right of first refusal, Red Eléctrica may convey the assets identified in the Offering Communication to the Buyer, upon the terms specified therein.

  d)
  If Endesa Distribución informs Red Eléctrica of its intention to exercise its right of first refusal, the assets included in the Offering Communication shall be acquired by Endesa Distribución through purchase once the necessary administrative authorizations have been obtained, upon the terms specified in the Offering Communication, except as regards the price, to which the following shall apply:

    i.
    If the transaction to which the Offering Communication refers is a purchase-sale transaction, the price shall be the one specified in said Communication.

    ii.
    If it is a different kind of transaction, the price shall be the Real Value (as defined below), determined by two auditors other than the parties' auditors, one designated by Red Eléctrica and the other by Endesa Distribución. In the event of a disagreement between the designated Auditors regarding the Real Value, it shall be determined by a third auditor designated by agreement of the auditors designated by the Parties. Each auditor's fees shall be paid by the Party that appointed him, and the fees of the third auditor, if any, shall be paid by the Parties in equal portions. The appraisal must be carried out and reported to the Parties within a maximum term of one (1) month from the date on which the audit is ordered, which must fall within the month following that of the Offering Communication. Real Value is understood as the value resulting from the joint application of the discounted free cash flows method and the multiples of comparable transactions method, less the financial debt at the time of the transaction.

  e)
  In the event of conveyance of all or part of the Assets by Red Eléctrica to a company belonging to its business group (as understood by Article 4 of the Securities Market Act), the right of first refusal to which this Stipulation refers shall be suspended as long as the Buyer continues to belong to said business group.

        The right of first refusal shall not be applicable to block conveyances or conveyances by universal succession to the Buyer's capital.

7.    MISCELLANEOUS STIPULATIONS

7.1
Expenses and Taxes

  The taxes applicable to this Agreement and the purchase-sale of the Assets as contemplated therein shall be borne by the Parties in accordance with law.

  The costs of the notary public before whom the transaction is solemnized shall be borne by the Parties in equal parts.

  The transactions which form the object of this Agreement are subject to the VAT. In that respect and in the event this transaction is subject to but exempt from VAT for any reason, and insofar as is legally appropriate, (i) the Seller waives the VAT exemption applicable to this transaction in this act, (ii) the Buyer declares that it is a VAT taxpayer entitled to a total deduction of VAT paid in connection with the acquisition of the Assets contemplated in the transaction, and (iii) as a consequence thereof, and in the event indicated above, this transaction shall be subject to and not exempt from the Vat.

  The Seller gives the Buyer, in this act, the complete set of invoices for the purchase-sale of the Assets and the payments made under the Operating and Maintenance Agreement, in accordance with the legal provisions in force.

7.2
Cooperation

  The Parties shall mutually cooperate to carry out the transactions contemplated in this Agreement and to deliver all the documents and instruments that may be reasonably deemed necessary or useful by either Party.

7.3
Notifications

  Any notification, request, demand, or other communication which either Party to this Agreement must give shall be sent to the other Party at the addresses, and to the attention of the representative, indicated below, or to the other addresses and/or representatives a Party may specify to the other at any time.

  All notifications, requests, demands, or communications shall be sent by any written medium that permits a record of receipt to be made.

  The Parties agree on the following as the addresses and numbers for communications (or others of which each party may inform the other to that end during the Agreement's life):

  To the Buyer:

  Mr. Victoriano Casajus Díaz

  Paseo del Conde de los Gaitanes 177

  28109 Alcobendas—Madrid

  Telephone: 91 6599998

  Fax: 916509606

  C/C

  Mr. Rafael García de Diego Barber

  Paseo del Conde de los Gaitanes 177

  28109 Alcobendas—Madrid

  Telephone: 91 659 9921

  Fax: 91 6599943

  To the Seller:

  Mr. José Luis Marín López-Otero

  Príncipe de Vergara no187

  28002 Madrid

  Telephone: 91 2131881

  Fax: 91 213 1802

  C/C

  Mr. Francisco de Borja Acha Besga

  Príncipe de Vergara no187

  28002 Madrid

  Telephone: 91 2139633

  Fax: 91 2139660

8.    COMPLETE AGREEMENT

  This Agreement contains everything agreed to by the Parties in regard to its purpose, and supercedes all other contracts or agreements concluded between the Parties in regard to the transaction contemplated herein, which shall accordingly cease to be valid and effective as of the date of this Agreement, with the exception of the aforementioned Confidentiality Agreement and without prejudice to the effects of the Purchase and Sale Promise Agreement, both of which shall survive in accordance with their own terms. In the event of any inconsistency among said documents, this Agreement shall prevail.

9.    COUNTERPARTS

  This Agreement is solemnized in 3 counterparts, one for the Seller, another for the Buyer, and another for the Notary who acts in this case; each of them shall be deemed an original.

10.    NON-EXISTENCE OF WAIVER

  The Parties' failure to exercise any right emanating from this Agreement shall not be construed as a waiver of said right by said Party.

11.    APPLICABLE LAW AND DISPUTE RESOLUTION

  This Agreement and any dispute that may arise therefrom are subject to the laws of Spain.

  The parties, with express waiver of the jurisdictions to which they might be entitled, agree to submit to the jurisdiction of the Courts of the City of Madrid.

  AND IN TOKEN OF SATISFACTION, the Parties sign at the foot of the three counterparts through which this policy is solemnized, consisting of [    ] pages and including the Agreement and its Exhibit s, at the place and on the date indicated in the heading.

  Signed in the name and in representation of ENDESA DISTRIBUCIÓN ELÉCTRICA, S.L.

Mr. José Luis Marín López-Otero
Signed in the name and in representation of RED ELÉCTRICA DE ESPAÑA, S.A.
Mr. Victoriano Casajús Díaz
With my intercession
Mr. Manuel Rodríguez Marín

EXHIBIT I

(Physical facilities to which the Agreement applies)

EXHIBIT I

        A complete and detailed listing of each and all the Assets to be traded between Red Eléctrica and Endesa Distribución pursuant to the Agreement signed on November 4, 2002 is included in this Exhibit, which is an integral part of said Agreement.

        To ensure the perfect identification of the Assets, the Parties agree on the following general considerations:

Substations

        The boundary between transmission and generation is defined as the outlet terminals of the switch that protects the step-up transformer. This means that the position of the transformer associated with the step-up generating transformer is part of the generating assets and is not a part of the Assets to be conveyed.

        For substations containing transmission and distribution equipment, the right of access and rights of way required for proper operation on Red Eléctrica's part are included as part of the Assets. Regarding the shared auxiliary services in relation to the substations that have both Transmission and Distribution equipment, the parties agree to a shared use thereof for a period of three (3) years from the Closing date, the time from which Red Eléctrica undertakes to have developed its infrastructure, and the current infrastructure shall remain the exclusive property of Endesa Distribución, for its exclusive use.

        The boundary between transmission and distribution shall be defined, and accordingly, shall be a criterion for assignment of the Assets, as the high side of the transformers with a primary having a tension equal to or higher than 220 kV and a secondary having a tension lower than 220 kV. In any event, Endesa Distribución conserves ownership of the section switch attached to the distribution transformer's primary, as well as the autovalve that protects it. By the same token, the boundary measuring equipment, including the associated instrument transformers for both tension and intensity, are not part of the Assets to be conveyed.

        In this case of substations with transmission and distribution equipment, Endesa Distribución has given Red Eléctrica a list of the one-wire plans, on which the Assets to be conveyed are duly reflected.

Control Offices and Telecontrol Systems

        The Control Offices are not part of the Assets, and accordingly, are not subject to divestiture.

        Neither are the remotes and communication systems part of the Assets, and accordingly, they are not subject to divestiture. The Remotes and Communications Network comprise a package together with the control offices.

        Nevertheless, the Seller shall warrantee the communication media needed to perform the telecommand functions, local operation, and maintenance of the acquired Assets to the Buyer as long as the facilities remain in operation.

Communication Towers

        The communication towers located at the substations are not part of the Assets, and accordingly, are not subject to divestiture.

        Regarding the communication towers, Endesa Distribución reserves the right of access to the substations that have been fully divested.

Physical facilities shared with third parties

        Endesa Distribución declares the existence of rights of first refusal for the physical facilities of which it is not the full owner pursuant to the list included in this Exhibit. To that end, each of said facilities is valued as follows: The potential exercise of this right of first refusal shall produce the corresponding reduction of the Purchase Price by virtue of the reduction of the Agreement's purpose.

		(thousands of Euros)
Physical Facilities	Third party sharing ownership	Sale Price	Cost of O&M
Vandellós Substation	Iberdrola	3,540	402

Almaraz Substation	Iberdrola and Fenosa	3,863	503

Ascó Substation	Iberdrola	10,502	1,294

Soto Rivera-San Esteban Line	Viesgo, Fenosa, Cantábrico	97	12

San Esteban-Trasona Line	Viesgo, Fenosa, Cantábrico	407	55

Vandellós	Ibedrola	53	3 400-Vandellós 100 Line

Sep. Ascó Vandellós-Vandellós Line	Ibedrola	2,864	214

Ribarroja-Sep. Ascó Line	Ibedrola	765	61

EXHIBIT II

(DGPEM's authorization)

EXHIBIT III

(Operating and maintenance services to be performed on the Transmission Assets contemplated by the Agreement)

EXHIBIT III

        Endesa Distribución undertakes to perform the maintenance and operation contemplated in this Exhibit with maximum respect for the environmental protection regulations.

        Endesa Distribución shall be liable to Red Eléctrica for any damage done to the latter's capital by Endesa Distribución's negligent fulfillment of its obligations pursuant hereto.

        The operating and maintenance services to be performed on the Transmission assets to be conveyed shall be performed at the physical facilities listed in Exhibit I.

        Endesa Distribución shall perform the aforementioned services with the diligence of an orderly entrepreneur, in its capacity as contractor for the Assets' Buyer. It shall give the Buyer an annual plan to orient the maintenance of said Assets, identifying the physical facilities, the objects or equipment, and the scope of the tasks to be carried out, and shall follow the latter's instructions within the limits hereof.

        The services shall be performed by Endesa Distribución with its own personnel, through contractors, or with a combination of both modes, at Endesa Distribución's discretion. By the same token, the choice of all the equipment and materials required to carry out the actions indicated above, as well as the determination of the technical conditions for Endesa Distribución's retention of said services and the choice of the subcontractor, shall likewise be at Endesa Distribución's discretion. Said actions shall be carried out under the Buyer's supervision, and the Buyer shall enforce compliance with the instructions issued and for purposes of optimization of the services, equipment, and materials used in accordance with this Exhibit.

        All the activities shall be consistent with current legislation at all times.

1.    Operation

        Operation is understood as all actions taken on the Transmission elements to be conveyed, intended to voluntarily modify their electrical configuration, such as closing and opening the switches and section switches. Supervision of the parameters and magnitudes detected by the control and measurement devices for the physical facilities being operated is included in this concept.

        Operation shall be performed by Endesa Distribución from its control offices, through telecommand, and alternative means shall be provided for local operation in the event telecommand should fail or for other reasons.

        Operation shall be performed in accordance with the current rules and procedures approved by the Administration, and applying the following ENDESA DISTRIBUCIÓN OPERATING STANDARDS:

        GENNM001—Definitions

        GENNM002—Control / maneuvers

        GENNM003—Discharges in AT and MT

        GENNM005—Tripping of telecontrol or communications

        GENNM006—Tension work

        GENNM007—Work done in vicinity of tension facilities

        GENNM008—Special regimen of verification or proof

        Any impact on operation shall be immediately reported to the Buyer through its operations office.

2.    Maintenance

        Maintenance of the Transmission Assets to be conveyed is understood as the entire set of activities which can fall under the following 3 general functions:

        —Review

        —Optimize

        —Repair

        Review

        This is the maintenance work done on the physical facilities and their surroundings to verify their condition.

        Optimize

        This is the maintenance work done on the physical facilities and their surroundings to improve their operation when it has deteriorated due to aging or the impact of the external elements, and to introduce technical changes and improvements designed to prevent risks and adapt the facilities to the environment (Exhibit III.1).

        It originates as a consequence of predictive maintenance (review).

        Repair

        This is the maintenance work done in response to malfunctions that adversely affect the physical facilities' operation or leave them in inadmissible condition for use (except for certain exceptions, said breakdowns provoke interruptions of supply to the customers).

        The objective of repairs is to restore the malfunctioning element and leave the facility in admissible condition for use.

        Said maintenance tasks include locating the malfunction, repairing it, and restoring operation.

        When a provisional repair is made to achieve an urgent restoration of operation, and the facility in question is subsequently put back into normal condition, said definitive normalization shall be deemed to be a part of the repair.

        Repairs which do not engender a cost exceeding 60,000 euros shall fall under this provision. When the cost exceeds that limit, it shall be deemed to be a Repair of a Major Malfunction.

        The technical documentation supporting the work orders shall be drawn up according to the Seller's customary practice and shall be at the Buyer's disposal.

3.    Repair of major malfunctions

        Repairs on facilities whose magnitude distinguishes them from normal maintenance and repair work shall be subject to independent invoicing. All repairs posing a cost exceeding 60,000 euros shall be understood to fall under this provision, with the first 60,000 euros of said cost being borne by Endesa Distribución in all cases.

        In urgent circumstances, the repair shall be made, following communication whenever possible, and it shall subsequently be invoiced. If the need is not immediate, the cost shall be determined and a prior request for acquiescence shall be sent to the Buyer.

        A detailed report on the work done, the costs incurred, and the condition in which the equipment or facility is ultimately left shall subsequently be submitted.

4.    Procurement and storage of spare parts

        During the period of operation and maintenance by Endesa Distribución, Endesa Distribución shall be responsible for procurement of the spare parts and components required to perform the services, and it shall likewise be responsible for their storage. Endesa Distribución shall be the owner of said spare parts and components.

5.    Modifications or improvements in the Transmission facilities

        The current network has a process for replacement and improvement of its components, independent of the performance of maintenance as defined above.

        Endesa Distribución shall submit a three-year modification and improvement plan to the Buyer, which shall give rise to an annual report each year in which the expansions, modifications, or improvements in the Transmission facilities to be conveyed shall be explained and the cost of said proposal specified, for the Buyer's approval. The Buyer shall be responsible for the necessary investments, which shall be justified by Endesa Distribución through certifications of work completed. The prescribed compensation for the transmission grid applicable to the facilities built shall be received by the Buyer as prescribed in the current legislation.

        The Buyer shall examine the plan and incorporate the actions it considers appropriate.

6.    Malfunctions caused by third parties

        Malfunctions caused by third parties shall be repaired by Endesa Distribución, to restore supply.

        Endesa Distribución shall give the Buyer a report explaining the cost of the repair. The Buyer shall be responsible for said cost, making the payment through the customary form of settlements between the Parties.

        The Buyer shall collect said cost from the person who provoked the malfunction, using the information and documentation furnished by Endesa Distribución.

7.    Modifications in the grid at third parties' request

        The Assets contemplated in this Agreement may be modified at the request of third parties, in terms of their route or the components of the substations.

        Endesa Distribución shall continue to manage previously submitted requests at Red Eléctrica's expense and without cost to its structure.

        Endesa Distribución shall receive the value of the costs incurred in the drafting and submission of an estimate to the Buyer for its approval and subsequent presentation to the petitioner.

        If the petitioner accepts the estimate so presented, Endesa Distribución shall perform the work necessary to execute the modification. It shall charge 25% of the execution budget for its management and monitoring of the work.

        The applicable compensation shall be received by the Buyer as contemplated in the current legislation.

        New requests for modification shall be managed by the Buyer, which shall contract with Endesa Distribución for their performance, in accordance with the foregoing criteria.

EXHIBIT III.I

(Scope of maintenance)

4.    MAINTENANCE OF OVERHEAD TRANSMISSION LINES.

1.1.    Object to be maintained

        Structure of the components to be maintained:

        —Line

        or Support towers and openings

1.2.    Reviews

Inspection

        Inspection of a Transmission line consists of a trip along the line's route with access to the base of every support tower but without climbing them, for the purpose of detecting easily apparent anomalies which, as a result of modifications of the surroundings or actions by third parties contrary to the regulations, could provoke malfunctions having grave consequences that could not be prevented in the time span between two scheduled inspections.

        Annual inspections shall be scheduled, during which 2/3 of the Transmission lines must be inspected.

        This type of review may be performed in an unplanned or unscheduled way after an action by the protective mechanisms, which provokes a loss of market or two triggerings in the same line within a week. In that event, the review substitutes for the scheduled annual inspection.

Scheduled reconnaissance

        Reconnaissance of a Transmission line consists of an inspection to which are added the regulatory aspects needed to comply with the official reconnaissance bulletins demanded by the Autonomous Community to which the facility belongs.

        Reconnaissance shall be performed on 1/3 of the Transmission lines each year.

Measurement of the support towers' ground connections

        This consists of measuring the resistance of the support tower's grounding electrode to make sure its value in ohms is in compliance with the regulatory requirements and can ensure the proper operation of the protective equipment and defect locators.

        This shall be applied to 1/6 of the Transmission line support towers each year.

Thermographic review

        This review of a Transmission line, to be performed periodically, consists of making the thermographic inspection from a helicopter or by any other means, along the length of the route while the facilities are in operation and under charge.

        Said review shall be performed on 1/6 of the Transmission grid's length each year.

Exhaustive review by support tower

        This consists of reviewing a sample of the support towers with all their components, previously inspected in the annual scheduled reconnaissance, to detect any anomalies not identified in other reviews. It is performed by climbing the support tower.

        An exhaustive inspection shall be scheduled so as to review 10% of the listed support towers subject to the annual reconnaissance.

1.3.    Optimizations

Insulator chains

        Cleaning of the insulation in a Transmission line shall be done from a helicopter or from the ground by gaining access to the support towers, with the facility in operation or without charge.

        The number of chains to be cleaned shall be determined on the basis of pollution, weather conditions, experience, tripping of lines, etc., and the current insulation shall be replaced by composite insulation on lines found to pose conflict in the zone (organic pollution, constant industrial pollution, saline pollution, etc.).

        Broken insulation elements shall be replaced when more than 20% of the elements in a chain are found to be broken.

Cutting and pruning of trees

        Cutting and pruning of trees along a Transmission line consists of removing the vegetation close to the lines, to prevent unforeseen interruptions and prevent fire in forested areas, as well as to fulfill the provisions of the overhead high-tension line Regulations and the provisions adopted by the proper Authorities.

        A three-year tree cutting and pruning program shall be drawn up and submitted to the Administration, in those Communities which so require.

Repainting of support towers

        The line support towers shall be painted when their condition so requires, which shall be determined on the basis of the European corrosion scale; when possible the time spans between repaintings should not exceed:

  •
  Wrought iron support towers:

  •
  10 years for those located in areas of heavy damage

  •
  20 years for the rest

  •
  Galvanized iron support towers:

  •
  15 years for those located in areas of heavy damage

  •
  40 years for the rest

Correction of defects

        Defects found in the reviews shall be corrected depending on how critical they are.

2.    MAINTENANCE OF SUBSTATIONS

2.1.    Object to be Maintained

All the components of the substation transmission positions and power transformers (with primary and secondary tensions equal to or higher than 220 kV).

2.2.    Reviews

        Routine inspections

        The set of systematic visual inspections and collection of data on the operating parameters, performed while the facilities are in operation.

        This inspection consists of reviewing the necessary points of the equipment, and shall be performed once each year on 100% of the equipment and physical facilities.

        This type of inspection can be performed together with scheduled reconnaissance.

        In addition, when required, inspection and testing shall be performed on pressure equipment.

Scheduled reconnaissance

        This is an inspection of the regulatory aspects of the physical facility, to comply with the official reconnaissance bulletins in the Autonomous Communities which so require.

        1/3 of the facilities shall be reconnoitered each year.

        The operations to be performed in the scheduled reconnaissance shall be made to coincide with the application of the annual inspection.

Predictive reviews

        These consist of the verification of equipment's condition by comparing periodically collected data and parameters.

Thermographic review

        This consists of measuring temperature with the facility in operation and under charge, so as to detect points which heat up more than is normal.

        This inspection shall be performed in 1/3 of the equipment each year.

Review of high-tension equipment.

        1.    Analysis of dynamic and static resistance, synchronisms, operating times, displacement graphs, SF6 state, consumption of the command coils, and rigidity of oil in Transmission switches.

        1/6 of the oil Transmission switches, 1/6 of the SF6 equipment, and 1/12 of the armored facilities shall be reviewed. This procedure shall always be performed when the equipment is without charge.

        The review of the high-tension equipment (section switches, ground connection section switches, measurement transformers, lightning rods, block coils, etc.) and the functional tests associated with said equipment shall coincide with the review of the switches.

Review of the protection systems

        The adjustments of the analog and digital protection systems shall be performed every three years.

Review of the power equipment (transformers and reactances)

        A general inspection of the machines and their accessories shall be performed every three (3) years, taking measurements and electrical insulation and performing functional tests on the protection equipment.

Analysis of oils

        Physical—Chemical: To be applied to the Transmission power transformers every 3 years.

        Chromatographic: To be applied to the Transmission power transformers every 3 years.

Analysis of hydrogen content in the oil

        To be applied to the Transmission measurement transformers for which the technology of construction and known experience pose a risk of damage.

        1 year for high-risk Transmission measurement transformers.

        3 years for Transmission measurement transformers subject to conflict.

        To apply this technique it is necessary to extract a sample of oil, which can be done when the equipment is without load or coinciding with the review of the equipment.

Partial trippings

        To be applied to the Transmission measurement transformers for which the technology of construction and known experience pose a risk of damage.

        1 year for high-risk Transmission measurement transformers.

        3 years for Transmission measurement transformers subject to conflict.

        This technique is always performed when the equipment is without charge.

Measurements of capacity and Tg

        To be applied to the power transformers every 3 years.

Detailed review

        The detailed review shall only be performed on request, as a consequence of the analysis of the predictive review's results and the operating condition of the equipment and systems.

2.3.    Optimizations

Correction of defects

        The defects found in the reviews shall be deemed to be optimizations and shall be corrected based on how critical they are.

Repainting of structures

        The structures shall be painted depending on their condition, which shall be determined on the basis of the European corrosion scale.

EXHIBIT III.II

(Technical advising and assistance during the one-year additional period)

        Endesa Distribución shall provide technical assistance and advising services to Red Eléctrica for an additional period of one (1) year, upon the terms of, and in conformity with, the provisions of this Exhibit III.II

        Said services include:

          - Technical advising on the Assets.

          - Procurement of parts.

          - Support for administrative actions.

          - Cooperation on equipment upgrading plans.

          - Technical support for analysis of incidents.

          - Updating of technical documentation.

          - Technical support for the adoption of specific maintenance for equipment and facilities.

        These technical assistance and advising services may be performed by Endesa Distribución with its own resources or those of third parties, and Red Eléctrica shall bear the cost of said third-party actions.

EXHIBIT IV

(Draft of the Amendment to the Agreement for assignment of use and rights of way, of June 4, 1997, between Grupo Endesa and Netco)

EXHIBIT V

(Assets under way with right of compensation contemplated in this Agreement and scheduled to enter into operation in the 2003 fiscal year or subsequent thereto)

EXHIBIT VI

(Assets under way, to be conveyed, which constitute repairs and improvements but are not associated with a right to compensation)

EXHIBIT VII

(Certificate of delivery, January 27, 2003)

QuickLinks

  Exhibit 4.5
EXHIBIT I (Physical facilities to which the Agreement applies)
EXHIBIT II (DGPEM's authorization)
EXHIBIT III
EXHIBIT III
EXHIBIT III.I
EXHIBIT III.II
EXHIBIT IV
EXHIBIT V
EXHIBIT VI
EXHIBIT VII